Exhibit (j) under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K






   Consent of Ernst & Young LLP, Independent Registered Public Accountants


We consent to the references to our firm under the caption "Financial Highlights" in each Prospectus and "Independent Registered Public Accountants" in each Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our reports dated June 10, 2004 on the Automated Treasury Cash Reserves, Automated Government Cash Reserves and U.S. Treasury Cash Reserves (portfolios of Money Market Obligations Trust) included in the Annual Reports to Shareholders for the fiscal year ended April 30, 2004.



                                                /s/ ERNST & YOUNG LLP
                                                ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2004